(i)(19)

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

May 30, 2013

ING Series Fund, Inc.

7337 E. Doubletree Ranch Road

Scottsdale, Arizona 85258

Re:          ING Series Fund Inc.

Post-Effective Amendment No. 171 to Registration Statement on Form N-1A,

File Nos. 033-41694, 811-06352 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to ING Series Fund, Inc., a Maryland corporation (the “Company”), we have been asked to render our opinion with respect to the issuance of Class R6 shares of stock of the Company (the “Shares”), par value $0.001 per share, representing interests in the ING Large Cap Growth Fund and ING Small Company Fund, each series of the Company.  Each Fund is a series of the Company as more fully described in the prospectuses and statement of additional information for the Fund contained in Post-Effective Amendment No. 171 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the State of Maryland Department of Assessments and Taxation and, as to matters of fact material to the opinion set forth below, on a certificate of the Secretary of the Company.  In addition, we have assumed that the number of Shares issued and outstanding at any time representing interests in the ING Large Cap Growth Fund shall not exceed 100,000,000, and that the number of Shares issued and outstanding at any time representing interests in the ING Small Company Fund shall not exceed 100,000,000.

We also have assumed that the Shares of the Fund will be issued in accordance with the prospectuses and statement of additional information for the Fund contained in the Registration Statement, as amended or supplemented from time-to-time, and the consideration per Share received by the Company in connection with the sale of Shares will be equal to the net asset value per Share determined in accordance with the requirements of the Investment Company Act of 1940, as amended, the applicable rules and regulations of the Securities and Exchange Commission (or any succeeding governmental authority), and in conformity with generally accepted accounting practices and principles, but shall not be less than the par value per Share.

The opinion expressed below is limited to the Maryland General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Company.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP